Exhibit 5.1

Our ref	DLK/692329-000001/7476571v3
Direct tel	+852 2971 3006
Email	derrick.kan@maplesandcalder.com

Momo Inc.

20th Floor, Block B

Tower 2, Wangjing SOHO

No. 1 Futongdong Street

Chaoyang District, Beijing 100102

People’s Republic of China

28 November 2014

Dear Sirs

Momo Inc.

We have acted as Cayman Islands legal advisers to Momo Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company of certain American Depositary Shares (the “ADSs”) representing the Company’s Class A Ordinary Shares of par value US$0.0001 each (the “Shares”).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of registration by way of continuation of the Company dated 17 July 2014 and the certificate of incorporation on change of name of the Company dated 28 July 2014.

1.2	The amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 11 July 2014 and effective upon continuation in the Cayman Islands on 17 July 2014 (the “Pre-IPO M&A”).

1.3	The second amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 28 November 2014 and effective immediately upon the completion of the Company’s initial public offering of its Shares represented by ADSs (the “IPO M&A”).

1.4	The written resolutions of the directors of the Company dated 7 November 2014 and 28 November 2014 (the “Directors’ Resolutions”).

1.5	The written resolution of the shareholders of the Company held on 28 November 2014 (the “Shareholders’ Resolutions”).

1.6	A certificate from a Director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.7	A certificate of good standing dated 27 November 2014, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly registered by way of continuation as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company, with effect immediately upon the completion of the Company’s initial public offering of the Shares represented by ADSs, will be US$100,000 divided into 800,000,000 of a par value of US$0.0001 each, 100,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and 100,000,000 shares of a par value of US$0.0001 each of such classes as may be determined by the directors of the Company.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Encl

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